AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1997
                                                 REGISTRATION NO. 333-__________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 ---------------

                      FAIR, ISAAC AND COMPANY, INCORPORATED
             (Exact name of registrant as specified in its charter)

             Delaware                                    94-1499887
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                             120 North Redwood Drive
                          San Rafael, California 94903
                                 (415) 472-2211
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               PETER L. McCORKELL
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                      FAIR, ISAAC AND COMPANY, INCORPORATED
                             120 North Redwood Drive
                          San Rafael, California 94903
                                 (415) 472-2211
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   COPIES TO:

                                DAVID R. LAMARRE
                          Pillsbury Madison & Sutro LLP
                                  P.O. Box 7880
                         San Francisco, California 94120

                                 ---------------

                APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
                   TO THE PUBLIC: From time to time after this
                    Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
|_| ______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                              CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                      PROPOSED               PROPOSED
                                                                       MAXIMUM                MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE      AMOUNT TO BE          OFFERING PRICE            AGGREGATE              AMOUNT OF
              REGISTERED                      REGISTERED            PER SHARE(1)         OFFERING PRICE(1)      REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value.........      210,508 shares             $39.97              $8,414,004.76            $2,482.14
====================================================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices of the Company's Common Stock on the New York Stock Exchange on December 15, 1997.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                             +
+  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A      +
+  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH    +
+  THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD   +
+  NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION       +
+ STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER + + TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY + + SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR + + SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE +
+  SECURITIES LAWS OF ANY SUCH STATE.                                         +
+                                                                             +
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                SUBJECT TO COMPLETION, DATED DECEMBER 17, 1997

PROSPECTUS

                                210,508 SHARES



                    FAIR, ISAAC AND COMPANY, INCORPORATED


                                 COMMON STOCK

                                --------------

        This Prospectus covers 210,508 shares (the "Shares") of Common Stock, $0.01 par value (the "Common Stock"), of Fair, Isaac and Company, Incorporated (the "Company") offered for the account of certain stockholders of the Company (the "Selling Stockholders"). The Shares may be offered by the Selling Stockholders from time to time in transactions on the New York Stock Exchange, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear all expenses of registration of the Shares, but all selling expenses incurred by a Selling Stockholder will be borne by that Selling Stockholder.

        The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
See "Selling Stockholders" and "Plan of Distribution."

        The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "FIC."
On December 16, 1997, the closing price of the Common Stock as reported on the NYSE was $40.32 per share.

                               ---------------

               THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH
                 DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING
                                  ON PAGE 3.

                               ---------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
                COMMISSION OR ANY STATE SECURITIES COMMISSION
                   PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS. ANY REPRESENTATION
                             TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

                               ---------------

        No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the shares of Common Stock offered by this Prospectus, nor does it constitute an offer to sell or solicitation of any offer to buy the shares of Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.


                The date of this Prospectus is December __, 1997

                            AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., as well as the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, and 7 World Trade Center, Suite 1300, New York, New York. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements, and other information that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov. The Company's Common Stock is traded on the NYSE. Reports, proxy statements and other information can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission described above.

                     DOCUMENTS INCORPORATED BY REFERENCE

        The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended September 30, 1996; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996, March 31, 1997 and June 30, 1997; (iii) the Company's Current Reports on Form 8-K filed on April 25, 1997, June 30, 1997, December 11, 1997 and December 16, 1997 and (iv) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act on April 9, 1996. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus and to be part of this Prospectus from the date of filing thereof.

        Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus or such Registration Statement. The Company will provide without charge to each person to whom a copy of the Prospectus has been delivered, and who makes a written or oral request, a copy of any and all of the foregoing documents incorporated by reference in the Registration Statement (other than exhibits unless such exhibits are specifically incorporated by reference into such documents). Requests should be submitted in writing or by telephone to the Corporate Secretary, Fair, Isaac and Company, Incorporated, 120 North Redwood Drive, San Rafael, California 94903, telephone
(415) 472-2211.

                                 THE COMPANY

        Fair, Isaac and Company, Incorporated (NYSE: FIC) is a leading developer of data management and decision systems and services for the financial services, consumer credit, personal lines insurance and direct marketing industries. The Company employs various tools such as database enhancement software, predictive modeling, adaptive control, and systems automation to help its clients use data to make better decisions about their customers and prospects.

        Established in 1956, the Company pioneered the credit risk scoring technologies now employed by most major U.S. consumer credit grantors. Its rule-based decision management systems, originally developed to screen consumer credit applicants, are now routinely employed in all phases of the credit account cycle: direct mail solicitation (credit cards, lines of credit, etc.), application processing, card reissuance, on-line credit authorization and collection.

        The Company's executive offices are located at 120 North Redwood Drive, San Rafael, California 94903 and its telephone number is (415) 472-2211.


                                 RISK FACTORS

        THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

        DEPENDENCE ON KEY ALLIANCES. Revenues derived from alliances with credit bureaus and credit card processors have accounted for approximately one half of the Company's total revenues in each of the past three fiscal years. Revenues generated through the Company's alliances with the three major credit bureaus, Equifax, Inc., Experian Information Solutions, Inc. (formerly TRW Information Systems & Services) ("Experian") and Trans Union Corporation, each accounted for approximately eight to eleven percent of the Company's total revenues in fiscal 1995, 1996 and 1997.

        While the Company has been successful in extending or renewing the agreements with its alliance partners in the past, and believes it will generally be able to do so in the future, the loss of one or more such agreements or an adverse change in terms could have a material adverse effect on the Company's revenues and operating margin. In 1996, Experian was acquired by C.C.N. Systems Limited ("CCN"). CCN is the Company's largest competitor, worldwide, in the area of credit scoring. Experian has offered scoring products developed by CCN in competition with those of the Company for several years. Since its acquisition by CCN, Experian has continued to cooperate with the Company with respect to the Company products previously covered by the companies' agreement and has also added a new product of the Company. However, there can be no assurance that the Company's alliance with Experian will not be materially adversely affected by the acquisition of Experian by CCN. The loss or adverse change in terms of this alliance could have a material adverse effect on the Company's future revenues and operating margin.

        REGULATION OF THE CONSUMER CREDIT AND INSURANCE INDUSTRIES. The consumer credit and insurance industries are subject to extensive regulation at the federal and state levels and a significant number of the Company's clients operate subject to such regulation. No assurance can be made that changes in current or future laws or regulations governing the consumer credit or insurance industries adopted at the local, state or federal levels would not have a material adverse effect on the Company's business. In addition, the Company believes that enacted or proposed state regulation has had a negative impact on its efforts to sell insurance risk scores through credit reporting agencies. Similarly, foreign privacy regulations might have adverse effects on the Company's overseas businesses.

        DEPENDENCE ON KEY PERSONNEL AND SKILLED EMPLOYEES. The Company's growth and ability to develop and produce its products and services is limited by the rate at which it can recruit and absorb additional professional staff. The Company seeks personnel with a high degree of expertise in several separate disciplines, including operations research, mathematical statistics, computer-based systems design, programming and data processing. The Company has experienced difficulties in recruiting such qualified personnel and expects a continuing need to expend considerable resources in recruiting and training such personnel in order to meet its plans. In addition, the loss of certain of the Company's senior officers or a significant number of its sales or technical employees would adversely affect its business.

        LIMITED ABILITY TO EXPAND BUSINESS IN NORTH AMERICAN CREDIT INDUSTRY; UNCERTAINTY OF EXPANSION IN NEW INDUSTRIES IN OVERSEAS MARKETS. The Company believes that it holds the major share of the mature North American credit scoring and account management markets. The Company believes that its long-term growth prospects will thus rest, among other factors, on the Company's ability to increase its penetration of established or emerging credit markets outside the United States and Canada and to expand in new industries worldwide. The percentage of the Company's revenues derived from customers outside the United States was approximately 17 percent in fiscal 1997, 17 percent in fiscal 1996 and 14 percent in fiscal 1995, with Canada, the United Kingdom and Germany being the largest international market segments. While the Company is actively pursuing new international users, there can be no assurance that the Company will be able to attract additional overseas customers for its products and services on acceptable terms or develop a substantially expanded international business that is sustainably profitable.

        UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS. The Company's business and competitive position are dependent in part on the Company's ability to protect its proprietary information and software technology. Despite the Company's efforts to protect its proprietary information and software technology, unauthorized parties may attempt to obtain and use information that the Company regards as proprietary. The Company relies upon the laws protecting trade secrets and upon contractual non-disclosure safeguards, including its employee non-disclosure agreements and restrictions on transferability that are incorporated into its customer agreements, to protect its software and proprietary interests in its product methodology and know-how. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets or other proprietary information in the event of unauthorized use or disclosure of such information.

        The Company currently has one patent application pending but does not otherwise have patent protection for any of its programs or algorithms, nor does it believe that the law of copyrights affords any significant protection for its proprietary software. The Company instead relies principally upon such factors as the knowledge, ability and experience of its personnel, new products, frequent product enhancements and name recognition for its success and growth. The Company retains title to and protects the suite of algorithms and software used to develop scoring algorithms as a trade secret and has never distributed its source code. In spite of these precautions, there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary information, that such information will not be disclosed or that the Company can effectively protect its rights to unpatented trade secrets. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.

        COMPETITION AND TECHNOLOGICAL CHANGES. As credit scoring, automated application processing, behavioral scoring algorithms and account management systems have become standard tools for credit providers, competition has emerged from five sectors: scoring algorithm builders, providers of automated application processing services, data vendors, neural network developers and artificial intelligence system builders. It is likely that a number of new entrants will be attracted to the market, including both large and small companies. In-house analytic and systems developers are also a significant source of competition for the Company. The Company will need to continue to enhance its existing products and services and meet increasing demands for competitive pricing, service quality and availability of new or enhanced product offerings if it is to maintain a competitive position in its existing markets and in any additional markets that the Company may enter. Many of the Company's present and potential competitors have substantially greater financial, managerial, marketing and technological resources than the Company.

        The Company competes with data vendors in the market for its credit bureau scoring services including PreScore(R) and ScoreNetSM. In the past several years, data vendors, including all of the major credit card bureaus, have expanded their services to include evaluation of the raw data they provide. All of the major credit bureaus offer competing prescreening and credit bureau scoring services developed, in some cases, in conjunction with the Company's primary scoring algorithm competitor, CCN. See "--Dependence on Key Alliances."

        Competitive pressures in the markets for credit scoring and credit account management systems, marketing, data processing and database maintenance and enterprise-wide risk management systems, could result in reduced market share for the Company, lower margins and increased expenditures on marketing, product development and systems support, each of which could adversely affect the Company's financial condition and operating results.

        CHANGING CONDITIONS IN THE CONSUMER CREDIT INDUSTRY; GENERAL ECONOMIC AND MARKET CONDITIONS. The Company's success depends primarily on continued demand by companies in the consumer credit industry for the Company's products and services. The Company's operations may in the future be subject to substantial period-to-period fluctuations as a consequence of economic downturns experienced by consumer credit companies that lead to reduced credit solicitation, general domestic and foreign economic conditions affecting the timing of orders from major customers, the current market-driven pressures on companies to consolidate and reduce costs and other factors affecting demand for the Company's products and services, including a decrease in the interest rate spread available to credit grantors and oversaturation of consumer credit markets. There can be no assurance that such factors will not have a material adverse effect on the Company's business, operating results and financial condition.

        FLUCTUATIONS IN OPERATING RESULTS. The Company's operating results may fluctuate significantly in the future as a result of a variety of factors, including changes in the demand for the Company's products and services, the nature, pricing and timing of the Company's products and services provided to the Company's customers, changes in the level of credit solicitation by the Company's customers and potential customers and the introduction of competing products or services. The need for continued investment in development of the Company's products and services and for extensive customer support capabilities results in significant fixed expenses. If revenue in a particular period does not meet expectations, the Company would not be able to adjust significantly its level of expenditures in such period, which would have an adverse effect on the Company's operating results. The Company believes that quarterly comparisons of its financial results will not necessarily be meaningful and should not be relied on as an indication of future performance.

        FORWARD-LOOKING STATEMENTS. Prospective investors are cautioned that the statements in this Prospectus or in documents incorporated by reference herein that are not descriptions of historical facts may be forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated because of a number of factors, including those identified herein under "Risk Factors" and elsewhere in this Prospectus or in documents incorporated by reference herein.

        MARKET VOLATILITY. The market for the Company's stock is highly volatile. The trading price of the Company Common Stock has been and will continue to be subject to fluctuations in response to operating and financial results, announcements of technological innovations, new products or customer contracts by the Company or its competitors, changes in the Company's or its competitors' product mix or product direction, changes in the Company's revenue mix and revenue growth rates, changes in expectations of growth for the industry in which the Company's operations, as well as other events or factors. Statements or changes in opinions, ratings or earnings estimates made by brokerage firms and industry analysts relating to the market in which the Company does business, companies with which the Company competes or relating to the Company specifically could have an immediate and adverse effect on the market price of the Company's stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price for many high-technology companies and that often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

                               USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                             SELLING STOCKHOLDERS

        The following table sets forth certain information as of December 5, 1997 regarding the beneficial ownership of Common Stock by each of the Selling Stockholders and the Shares offered hereby by such Selling Stockholders.

                                                     Shares                                           Shares
                                                  Beneficially              Number of              Beneficially
                                                  Owned Prior               Shares                 Owned After
                                                to Offering(1)(2)         Being Offered          Offering(1)(2)(3)
                                              -------------------         -------------        -------------------
                                              Number      Percent                              Number      Percent
                                              ------      -------                              ------      -------

Lloyd Jefferson Braswell.................     186,478      1.4                12,854           173,624      1.3
James T. Fan.............................      95,992        *                 9,000            86,992        *
Robert Ferguson..........................     178,969      1.3                46,368           132,601        *
David M. LaCross (4).....................     351,968      2.6                25,000           326,968      2.4
Leland Prussia...........................      43,392        *                 5,000            38,392        *
Software Alliance LLC....................     249,526      1.9               112,286           137,240      1.0

-------------

*       Less than 1%.

(1) Information with respect to beneficial ownership is based upon information obtained from the Selling Stockholders, has been computed in accordance with Rule 13d-3 promulgated under the Exchange Act and is based upon 13,507,887 shares of Common Stock outstanding as of December
        5, 1997. Includes shares held in escrow pursuant to an Escrow Agreement dated as of June 23, 1997 among the Company, the Selling Stockholders and First Trust of California, N.A., as escrow agent.
(2) Includes shares of Common Stock which may be acquired pursuant to the exercise of options exercisable on December 5, 1997 or within 60 days thereafter, as follows: Mr. Braswell, 136,668; Mr. Fan, 74,301; Mr.
        Ferguson, 75,928; and Mr. LaCross, 129,613.
(3) Assumes the sale of all Shares offered hereby and no other purchases or sales of Common Stock. See "Plan of Distribution."
(4)     Includes 222,355 shares held by the David M. LaCross & Kathleen O.
        LaCross Trust UA dated April 2, 1997 (the "LaCross Trust"), of which
        David M. LaCross and Kathleen O. LaCross are trustees. As such, each of
        David M. LaCross and Kathleen O. LaCross is deemed beneficially to own the number of shares held by the LaCross Trust.

        All of the Selling Stockholders received their respective shares of Common Stock in connection with the acquisition by the Company in 1997 of Risk Management Technologies ("RMT"), of which the Selling Stockholders were shareholders. Prior to the acquisition of RMT by the Company, David LaCross was Chief Executive Officer and a director of RMT. Mr. LaCross is currently President, Chief Executive Officer and a director of RMT. Prior to the acquisition of RMT by the Company, L. Jefferson Braswell was President and a director of RMT. Mr. Braswell is currently Chief Technology Officer and a director of RMT. Prior to the acquisition of RMT by the Company, James Fan was a Vice President of RMT and Robert Ferguson was a Vice President and a director of RMT.


                              PLAN OF DISTRIBUTION

        Sales of the Shares may be effected by or for the account of the Selling Stockholders from time to time in transactions on the NYSE (either in ordinary brokerage transactions or in block transactions), in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The consideration for the Shares may be in the form of cash or securities or such other form of consideration as may be acceptable to the Selling Stockholders. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders, or to broker-dealers who may purchase Shares as principals and thereafter sell the Shares from time to time in transactions on the NYSE, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by a Selling Stockholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        The Company has agreed to bear all expenses of registration of the Shares (other than fees and expenses, if any, of counsel or other advisors to the Selling Stockholders). Any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the Shares will be borne by the Selling Stockholder selling such Shares.


                                  LEGAL MATTERS

        Certain legal matters with respect to the validity of Common Stock offered hereby are being passed upon for the Company by Peter L. McCorkell, Senior Vice President and General Counsel for the Company.


                                     EXPERTS

        The financial statements and schedule of the Company as of September 30, 1996 and 1995, and for each of the years in the three-year period ended September 30, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the Selling Stockholders. All amounts are estimated except the Securities and Exchange Commission registration fee.

                                                                 Amount
                                                                 ------

           SEC registration fee................               $ 2,482.14
           Accounting fees and expenses........                 2,000.00
           Legal fees and expenses.............                 5,000.00
                                                                --------
                    Total......................               $ 9,482.14
                                                               =========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article 6 of the Registrant's Restated Certificate of Incorporation (Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended September 30, 1996) provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.


ITEM 16.  EXHIBITS

               EXHIBIT
               NUMBER          DESCRIPTION OF DOCUMENT
               ------          -----------------------

                 5.1 Opinion of Peter L. McCorkell, Senior Vice President and General Counsel of the Registrant, as to the legality of the securities being registered.

                23.1           Consent of KPMG Peat Marwick LLP.

                23.2 Consent of Peter L. McCorkell, Senior Vice President and General Counsel of the Registrant (included in his opinion filed as Exhibit 5.1 to this Registration Statement).

                24.1           Power of Attorney (see page II-3).


ITEM 17.  UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

               (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

        provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Rafael, State of California, on December 17, 1997.

                                      FAIR, ISAAC AND COMPANY, INCORPORATED


                                      By          /s/ PETER L. McCORKELL
                                         ---------------------------------------
                                                    Peter L. McCorkell
                                             Senior Vice President, Secretary
                                                    and General Counsel

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints PETER L. McCORKELL his or her attorney-in-fact with full power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this report has been signed below by the following persons on behalf of the registrants and in capacities and on the dates indicated.


          Name                          Title                        Date
          ----                          -----                        ----

/s/ LARRY E. ROSENBERGER     President, Chief Executive
------------------------     Officer (Principal Executive
  Larry E. Rosenberger       Officer) and Director             December 17, 1997



    /s/ PATRICIA COLE        Senior Vice President, Chief
------------------------     Financial Officer and
      Patricia Cole          Controller (Principal Financial
                             and Accounting Officer)           December 17, 1997



  /s/ A. GEORGE BATTLE
------------------------
    A. George Battle         Director                          December 17, 1997


  /s/ BRYANT J. BROOKS
------------------------
    Bryant J. Brooks         Director                          December 17, 1997


  /s/ H. ROBERT HELLER
------------------------
    H. Robert Heller         Director                          December 17, 1997


   /s/ GUY R. HENSHAW
------------------------
     Guy R. Henshaw          Director                          December 17, 1997


 /s/ DAVID S. P. HOPKINS
------------------------
   David S. P. Hopkins       Director                          December 17, 1997


  /s/ ROBERT M. OLIVER
------------------------
    Robert M. Oliver         Director                          December 17, 1997


 /s/ ROBERT D. SANDERSON
------------------------
   Robert D. Sanderson       Director                          December 17, 1997

          Name                          Title                        Date
          ----                          -----                        ----

  /s/ JOHN D. WOLDRICH
------------------------
    John D. Woldrich         Director                          December 17, 1997

                                  EXHIBIT INDEX



EXHIBIT NUMBER      DESCRIPTION OF DOCUMENT
--------------      -----------------------

5.1 Opinion of Peter L. McCorkell, Senior Vice President and General Counsel of the Registrant, as to the legality of the securities being registered.

23.1                Consent of KPMG Peat Marwick LLP.

23.2 Consent of Peter L. McCorkell, Senior Vice President and General Counsel of the Registrant (included in his opinion filed as Exhibit 5.1 to this Registration Statement).

24.1                Power of Attorney (see page II-3).